UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2016

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2016, Marchex Sales LLC (“Marchex Sales”), a wholly-owned subsidiary of Marchex, Inc. (“Marchex”) and YellowPages.com LLC, a Delaware limited liability company formerly doing business as AT&T Interactive or ATTi (“YP”) entered into Amendment No. 4 to the Master Services and License Agreement dated December 15, 2016 (“Amendment 4 to the Master Services and License Agreement”), which amends the Master Services and License Agreement originally dated as of October 1, 2007, by and between Marchex Sales and YP and as amended to date. Amendment 4 to the Master Services and License Agreement extends the term through December 31, 2018 and provides YP with certain termination rights beginning January 1, 2018 upon four (4) months prior notice.

On December 17, 2016, Marchex Sales and YP entered into Amendment No. 3 to the Pay-for-Call Distribution Agreement dated December 15, 2016 (“Amendment 3 to the Pay-for-Call Distribution Agreement”), which amends the Pay-For-Call Distribution Agreement originally effective as of January 1, 2011, by and between Marchex Sales and YP and as amended to date. Amendment 3 to the Pay-For-Call Distribution Agreement extends the term through December 31, 2018 and modifies the parameters for certain quarterly rebate credits that YP may earn based on level of spend during the term.

The above summaries are qualified in their entirety by reference to Amendment 4 to the Master Services and License Agreement and Amendment No. 3 to the Pay-For-Call Distribution Agreement, copies of which will be filed as exhibits to Marchex’s next applicable periodic report or registration statement.

Item 1.02	Termination of a Material Definitive Agreement.

On December 19, 2016, Marchex terminated its Credit Agreement originally dated as of April 1, 2008 and as amended to date (the “Credit Agreement”) with U.S. Bank National Association as administrative agent thereunder (“US Bank”) which provided for a secured revolving credit facility of up to $30.0 million. Marchex never borrowed funds under the Credit Agreement.  Marchex’s management determined that the credit facility was no longer needed and therefore was not cost beneficial to Marchex. Marchex did not incur any early termination penalties associated with the termination of the Credit Agreement.  In connection with such termination, all liens that US Bank held on the assets of Marchex were released and terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2016	MARCHEX, INC.

	By:	/s/ MICHAEL A. ARENDS
	Name:	Michael A. Arends
	Title:	Chief Financial Officer